Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

EMCORE Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value per share	457(a)	789,000(2)	$3.48(3)	$2,745,720.00	0.00014760	$405.27
	Total Offering Amounts					$2,745,720.00		$405.27
	Total Fee Offsets							—
	Net Fee Due							$405.27

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers any additional shares of Registrant’s common stock, no par value per share (the “Common Stock”), that may be offered or become issuable under the EMCORE Corporation Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”) in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 789,000 shares of Common Stock reserved for issuance under the 2019 Plan, as adjusted to reflect the 10:1 reverse stock split of the Registrant’s Common Stock effected on April 1, 2024.

(3)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 1, 2024.